POWERBRIDGE TECHNOLOGIES

Global Trade Software
Application & Technology Services

Investor Presentation
March 2019

Issuer Free Writing Prospectus

- Filed pursuant to Rule 433 of the Securities Act of 1933, as amended.
- Registration Statement No. 333-229128.
- The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no. 333-229128). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting SEC EDGAR web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling +86-756-339-5666.
- To review a filed copy of our current registration statement, click on the following link: https://www.sec.gov/Archives/edgar/data/1754323/000121390019002794/ff12019a1_powerbridgetech.htm

Cautionary Note on Forward-Looking Statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events. You can identify some of these forward-looking statements by words or phrases such as "may," "will," "should," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "approximately," "potential," "continue," or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this presentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This presentation contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The global trade software application and technology service industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward-looking statements.

All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus.

Offering Summary

Issuer	Powerbridge Technologies Co., Ltd.
Exchange & Ticker	Nasdaq Capital Market – PBTS (subject to final approval by Nasdaq)
Gross Proceeds	Up to $13.8 Million if the underwriters exercise their over-allotment option in full
Securities to be Issued	2,181,818 Ordinary Shares
Over-Allotment Option	15%
Offering Type	Initial Public Offering
Offering Price	$4.50 - $5.50
Use of Proceeds	• 35% for research and development • 25% for sales and marketing • 20% reserved for strategic alliances and acquisitions • 20% for working capital and general corporate purposes
Joint Book-Running Managers	Maxim Group LLC and The Benchmark Company, LLC
Financial Advisor	Tripoint Global Equities LLC
U.S. Auditor	Friedman LLP

About Us

ADDRESSING COMPLEX AND MISSION CRITICAL NEEDS IN GLOBAL TRADE COMPLIANCE, LOGISTICS AND OPERATIONS IN CHINA

- A provider of software applications and technology solutions to corporate and government customers engaged in global trade in China
- Proprietary global trade applications and solutions deployable on premise and in the cloud with Powerbridge System Solutions, SaaS Services and BaaS Services
- Empowering all stakeholders in the global trade ecosystem to enhance efficiency, connectivity and collaboration in compliance, logistics and operations

Proven Track Record	Growing Revenue	Profitable Business	Solid Customer Base
20+ Years in Business	**$23.8M** Revenue in 2018	**$3.1M** 3 Year Avg Net Profit	**1,600+** Corporate & Government

Revenue and average net profit based on audited 2016 and 2017 financial statements and unaudited 2018 figures. Figures for fiscal year 2018 are estimated and subject to change. Past performance is not indicative of future results. See Registration Statement for full disclosures and risks. · SaaS - Software as a Service · BaaS - Blockchain as a Service

Investment Highlights

STRONGLY POSITIONED TO SUPPORT THE COMPANY'S ACCELERATED GROWTH

POWERBRIDGE TECHNOLOGIES

Global Trade Software
Application & Technology Services

- Sizable market opportunity driven by China's Belt & Road initiative and the convergence of disruptive technologies
- Proprietary global trade solutions backed by more than twenty years of deep domain knowledge and industry expertise
- Strong growth anticipated from new products and services to existing and new corporate and government customers
- Continued investments in talent and technology solutions to scale operations and support accelerated growth
- A seasoned and proven management team with a strong execution capability

See Registration Statement for full disclosures and risks.

Global Trade Process

GLOBAL TRADE IS A COMPLICATED AND CUMBERSOME PROCESS IN CHINA WITH MANY PLAYERS

A typical export process in China for a single shipment may involve:

21
organizations engaged in global trade

55
sets of trade documents

13
different core work processes

60
persons engaged in the process

150
information or message exchanges



A Typical Export Process
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21

- **1 The exporter**
- **8 Government agencies and authorities** such as customs, inspection and quarantine, tax and commerce, free and bonded trade zones, and ports and terminals
- **12 Logistics and other service providers** including freight forwarding agents, customs brokers, warehouse operators, transportation carriers, cargo handlers, commercial banks, credit guarantee companies, trade insurance companies and others

All figures presented are estimated by the company. See Registration Statement for full disclosures and risks.

Industry Background

ROBUST MARKET NEED FOR GLOBAL TRADE APPLICATIONS AND TECHNOLOGY SOLUTIONS

The Belt & Road Effect in China and Globally

- Belt & Road - China's initiative for unimpeded trade, facility connectivity and financial integration with partnering countries
- China's global trade volume continues to grow bolstered by the Belt & Road trades
- Ongoing government investments and incentives in trade infrastructure development and technology enhancement
- Domino effect of direct investment and development projects of the Belt & Road across the globe

Convergence of Disruptive Technologies

- Global trade a complex process involving extended workflows, voluminous documents and a great number of players
- Organizations facing challenges as global trade ecosystem growing in size, complexity and cost
- Convergence of disruptive technologies driving government and enterprises to invest in new technologies
- Blockchain technology emerging with potential to enable organizations engaged in global trade to better collaborate

See Registration Statement for full disclosures and risks.

Our Opportunity

LARGE ADDRESSABLE MARKETS WITH INCREASING DEMAND FOR SAAS AND BAAS APPLICATIONS

$28.8 Billion

Total Addressable Market

$5.2 Billion	**$7.3 Billion**	**$16.3 Billion**
Traditional Enterprise Software Market in China by 2020 Estimated by iResearch[1]	SaaS Application Market in China by 2020 Estimated by iResearch[2]	Blockchain Technology Market Globally by 2025 Estimated by Bekryl[3]

Sources [1 & 2]: 2017 Market Report by iResearch, http://report.iresearch.cn/report_pdf.aspx?id=3122
Sources [3] : Global Blockchain Market Size Analysis by Bekryl, https://bekryl.com/industry-trends/blockchain-market-size-analysis
See Registration Statement for full disclosures and risks

Our Solutions

END-TO-END SOLUTIONS REDUCE THE COMPLEXITY AND COST OF GLOBAL TRADE



Powerbridge System Solutions
Powerbridge SaaS Services
Powerbridge BaaS Services

Powerbridge System Solutions
Efficiency Enhanced

Comprehensive and robust solutions to streamline and optimize business operations, regulatory compliance and trade logistics in global trade. Launched 20 years ago.

New solutions developed for regulated trade facility operations and management, smart customs clearance, smart port logistics and operations, cross-border compliance and logistics, among others.

Powerbridge SaaS Services
Connectivity Optimized

Facilitate improved use of resources, streamlined document handling, lower cost of operations and enhanced compliance and logistics connectivity and efficiency. Introduced in 2016.

New services developed for trade zone operations, cross-border e-commerce, inward processed manufacturing, couriered package clearance, smart shipping and other series.

Powerbridge BaaS Services*
Collaboration Empowered

Empower all players in the global trade ecosystem to synchronize and collaborate in unprecedented ways to increase operational efficiency and reduce trade cost. Ongoing roll out as pilot projects.

Developing technology infrastructures and rolling out new services for customs and compliance, cross-border logistics, and import and export supply chain visibility applications.

SaaS - Software as a Service · BaaS - Blockchain as a Service
* BaaS Platform in Development. For illustrative purposes only. There is no guarantee of any product being completed or having a specific outcome.

Our Technology

PROPRIETARY AND INTEGRATED PLATFORM WITH HIGH PERFORMACE RELIABILITY, FLEXIBILITY AND SCALABILITY

Powerbridge BaaS Platform*

Multiple blockchain technology engines, smart contract capability, global trade business components, and data separation modeling.



Powerbridge BaaS Services
Network Services
Business Components
Technology Engines
Powerbridge BaaS Platform
Hyperledger & Other Frameworks

Powerbridge SaaS Platform

Secure multitenant architecture, scalable microservice components, ease of integration and configuration, extensible and interoperable.

Powerbridge System Platform

Scalable and modular architecture, flexible configuration modeling, reliable enterprise grade performance and diverse industry applications supported.

Big Data, AI & IoT Applications

Big data, artificial intelligence and Internet of Things technologies and applications utilized for global trade processes.

Intellectual Property Protection

62 software copyrights and 28 patents pending in China for blockchain, big data, microservice, mobile and transaction logic applications.

* BaaS Platform in Development. For illustrative purposes only. There is no guarantee of any product being completed or having a specific outcome.

Sales Channels

MULTI-CHANNEL SALES EXECUTION FOR CUSTOMER AND MARKET SHARE GAINS

- Direct sales through our salesforce from the headquarters as well as regional sales and service offices
- Channel sales via channel partners, system integrators and hardware providers


Direct & Channel Sales
Regional Government Partners
Technology Partners
Belt & Road Partners

- Leverage relationship, influence and resources of regional government agencies, authorities and investment entities
- Employ partnering initiatives to create an “umbrella effect” of servicing all corporate and government entities in the regions

- Partner with leading applications and technology service companies in other markets with strong brands, complementary products and extensive market coverage
- Combine market and solution strengths to target a broader base of customers

- Collaborate with the Belt & Road related government entities, infrastructure developers and logistics service providers
- Revenue comes from increasing demand of the Belt & Road related projects and services

Our Customers

BROAD BASE OF GOVERNMENT, CORPORATE AND SERVICE PROVIDER CUSTOMERS

Government Customers
Customs, regulated trade zone and port authorities, Chinaport and other global trade related government entities.

Corporate Customers
Importers and exporters, manufacturers engaged in global trade, and multi-national companies.

Service Provider Customers
Freight forwarders, customs brokers, warehouse operators, transportation companies and other service providers.

1,633 - Total No. of Customers*

- 936 - Corporate customers
- 627 - Service provider customers
- 70 - Government customers

* As of December 31, 2017.

Revenue Growth

REVENUE DRIVERS SUPPORTED BY INVESTMENTS IN NEW PRODUCTS AND SALES FOOTPRINT

Existing Customers & Relationships

- Cross-selling opportunities for new products and services
- Increasing demand for Belt & Road projects and services from existing customers

New Customers & Partnerships

- New customer acquisition via an expanding direct salesforce
- Leverage multi-channel partnerships to capitalize on the “umbrella effect” of servicing customers

New Products & Services

- Active new product and service flow to existing and new customers
- Timely introduction of new products such as SaaS, BaaS and Big Data services

Case Study

ACHIEVING ACCELERATED REVENUE GROWTH FROM EXISTING AND NEW CUSTOMERS

Cross-Selling New Products and Services

A leading **multinational manufacturer** of electromechanical components has been using our inward processed solution since 2014. In an effort to optimize its import and export performance, this customer has recently **adopted** our new SaaS services.

Known as **"China's Fedex"**, a leading express courier and transportation service provider has been our customer since 2014. We are expanding our logistics SaaS services to this customer from one location to multiple locations.

We have been servicing a regional **trade zone authority** with our bonded goods management systems since 2017. We are providing our new SaaS services to service a greater number of players in the trade zone regulated and operated by this customer.

Capturing Potential BaaS and SaaS Sales

A major regional **customs agency** has been utilizing our global trade compliance and logistics management systems since 2017. This customer is seeking to substantially modernize its compliance and operations capability to better service the government authorities and corporate enterprises in the region. We are partnering with this agency to provide a platform of BaaS services and big data services.

An **investment and development entity** develops and operates trade facilities along the southwestern border. We have been providing various cross-border operations and IoT checkpoint systems to several organizations under its management since 2018. We are building a platform of integrated services including SaaS, AI and big data for this customer.

Case Study

ACHIEVING ACCELERATED REVENUE GROWTH FROM EXISTING AND NEW CUSTOMERS

Benefiting from the “Umbrella Effect”

This **government trade organization** develops and oversees more than twenty shipping ports, trade zones, logistics hubs, and industrial parks in a region spanning 3,600 square miles. We have been servicing a port authority under its management with our compliance and logistics solutions since 2017.

This customer is seeking to enhance its operations and technology capabilities in order to support the region’s rapidly growing trade activities from the Belt and Road, aiming to increase its overall performance in compliance, logistics and operations.

We are working with this customer to develop a collaborative platform of SaaS and BaaS services. Through this partnership, we are able to leverage and benefit from the “umbrella effect” of servicing all of the global trade related government entities and corporate enterprises operating in the region.

Leveraging Partnerships to Drive Revenue

We are partnering with prominent technology companies in other industries to increase overall revenue and market coverage by leveraging our combined strengths in technology capabilities, applications development and market resources.

We have been working with a **prominent transportation solutions provider** of high speed rail and subway systems since 2018. This partner is servicing more than 300 transportation hubs throughout the country. We have generated initial sales and will continue to bring cloud and IoT based global trade compliance and transportation applications to service our customers.

A **leading “smart city” systems provider** has serviced 170 cities with 430 implemented projects. We are working with this partner to develop a series of “smart” global trade applications for trade zones and ports in major provinces.

Competitive Strengths

20-YEAR TRACK RECORD IN GLOBAL TRADE SOLUTIONS IN CHINA TO DRIVE MARKET DOMINANCE

Competitive Landscape

Historically a highly fragmented market with many small regional players

No dominant players or big name software providers in the space

Current products and services mostly based on legacy technologies

Potential entries by new technology players into the space a possibility

Opportunities exist for a dominant player to emerge in the near future

Our Competitive Strengths

- Global trade software pioneer with a comprehensive and expanding product portfolio
- Deep domain knowledge and industry expertise with a solid and diversified customer base
- Solid foundation for developing and expanding new and disruptive technology based products
- A deeper market penetration with a broader geographical reach to accelerate revenue growth
- Scalable business poised for significant growth led by a proven management team

Executive Management

PROVEN LEADERSHIP AND MANAGEMENT TEAM OF INDUSTRY AND TECHNOLOGY VETERANS

Ban Lor, Founder, President & Chief Executive Officer
A thirty-year global trade and technology veteran. Previously founder and Chief Executive Officer at Lorons International, a global trade and manufacturing company. B.S. in Electrical Engineering from State University of New York at Stony Brook and M.B.A from New York Institute of Technology.

Stewart Lor, Cofounder & Chief Financial Officer
Previously Chief Operating Officer at Powerbridge. Cofounder and President of Lorons International. Held executive positions at Cmark Holdings and Fanz. B.S. in Biochemistry from State University of New York at Stony Brook.

Robert Nanfang Li, Chief Strategy Officer
Previously CEO at SK C&C China, Senior VP at SK China, CEO at Rootnet Technology and VP at Capinfo. B.S. in Electrical Engineering from University of Science and Technology of China and M.S. in Computer Networks from University of Electronic Science and Technology of China.

Simon Xiuhe Jiang, Chief Product Officer
Previously Chief System Architect and VP of Applications at Powerbridge. Held management positions in system design and software engineering in various organizations. M.S. in Computer Engineering and B.S. in Computer Science from China Northeastern University.

Kevin Tianfei Feng, Chief Research & Development Officer
Previously VP of Technology at Digital China Golden Vista and Bangtai United, Director of Technology and Development at Ali Health, and Chief System Architect at Chinaport. Ph.D. in Aerospace and Astronavigation Engineering from Beihang University.

Recent Developments

COMPANY IS POSITIONED AND POISED FOR ACCELERATED GROWTH

2018 Financial Summary

	Fiscal 2017	Fiscal 2018	Change in Amount
Revenues	$21.6	$23.8	$2.2
Operating Expenses	4.2	6.9	2.7
Net Income	4.0	1.7	-2.3

Approximated in USD in millions. The above financials are extracted based on audited accounts for the twelve months ended December 31, 2017 and unaudited accounts for the twelve months ended December 31,2018. Figures for fiscal year 2018 are estimated and subject to change. Past performance is not indicative of future results. See Registration Statement for full disclosures and risks.

Investing in Sales and Technology Talent

	Fiscal 2017	Fiscal 2018	Increase in Numbers	Increase in Percentage
Research and Development	48	111	63	131%
Sales and Marketing	30	51	21	70%
Technical and Support	68	109	41	60%
General and Administration	22	28	6	27%
Total No. of Employees	168	299	131	78%

Selected Financials

Selected Income Statement Information	For the Years Ended December 31		For the Six Months Ended June 30	
	2016	2017	2017	2018
Revenues	$21.2	$21.6	$6.6	$7.9
Gross Profit	7.5	8.1	2.7	4.4
Operating Expenses	3.8	4.2	1.5	3.2
Operating Income	3.7	3.9	1.3	1.2
Net Income	3.5	4.0	1.5	1.3

Selected Balance Sheet Information	For the Six Months Ended June 30
	2018
Total Current Assets	$17.3
Total Assets	22.1
Total Liabilities	15.6
Shareholders' Equity	6.5

Figures approximated in USD in millions. The above financials are extracted based on audited accounts for the twelve months ended December 31, 2017 and 2016, and unaudited accounts for the six months ended June 30, 2018. Past performance is not indicative of future results. See Registration Statement for full disclosures and risks.

Capitalization Table

		Shares Purchased	
		Amount (#)	Percent (%)
Pre Offering Ownership	Ordinary Shares Outstanding	6,905,248	100.00%
	Warrants Outstanding	0	0%
	Options Outstanding	0	0%
	Total	**6,905,248**	**100.00%**
Post Offering Ownership	Existing Shareholders	6,905,248	75.99%
	New Investors	2,181,818	24.01%
	Total	**9,087,066**	**100%**
Post Offering Ownership with Over-allotment Option Exercised	Existing Shareholders	6,905,248	73.35%
	New Investors	2,509,091	26.65%
	Total	**9,414,339**	**100%**

The above numbers are estimated and subject to change. See Registration Statement for full disclosures and risks.

Use of Proceeds


Working Capital & General Corporate Purposes, $2.75m, 20%
Research & Development $4.8m, 35%
Strategic Alliances & Acquisitions, $2.75m, 20%
Sales & Marketing $3.5m, 25%

Investment Highlights

STRONGLY POSITIONED TO SUPPORT THE COMPANY'S ACCELERATED GROWTH

POWERBRIDGE TECHNOLOGIES

Global Trade Software
Application & Technology Services

- Sizable market opportunity driven by China's Belt & Road initiative and the convergence of disruptive technologies
- Proprietary global trade solutions backed by more than twenty years of deep domain knowledge and industry expertise
- Strong growth anticipated from new products and services to existing and new corporate and government customers
- Continued investments in talent and technology solutions to scale operations and support accelerated growth
- A seasoned and proven management team with a strong execution capability

See Registration Statement for full disclosures and risks.

POWERBRIDGE TECHNOLOGIES

Global Trade Software
Application & Technology Services

Powerbridge Technologies Co., Ltd.
1st Fl, Bldg D2, Southern Software Park
Tangjia Bay, Zhuhai, Guangdong, China
www.powerbridge.com